Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement for Investment Company No. 811-22963 on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of iDirect Private Markets Fund appearing in the Annual Report on Form N-CSR of iDirect Private Markets Fund for the year ended March 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectus as another independent registered public accounting firm, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 29, 2026